Exhibit 99.1

Liberty Latin America Reports Q3 and YTD 2019 Results
Continued Subscriber Momentum; 80,000 Additions in Q3, over 270,000 YTD
Announced Accretive Acquisition of AT&T's Operations in Puerto Rico & USVI
Completed Sale of Cable & Wireless Seychelles
Reconfirming Financial Guidance Targets for 2019
Denver, Colorado – November 5, 2019: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2019.
CEO Balan Nair commented, “In the third quarter, we continued our strong operational execution, adding 80,000 subscribers across fixed and mobile products, taking our total year-to-date additions to over 270,000. Supporting this growth, we added or upgraded over 100,000 homes across our footprint during Q3 and continued to invest in mobile network coverage and capacity.”
“Product innovation remains an important element of our growth strategy, and we expect to bring several new products to our markets in the coming quarters. One such example is our soon-to-be launched video platform in Puerto Rico. This new platform will function as a central video content aggregator, includes a sophisticated recommendation engine and seamless multi-screen capabilities and will provide access to applications, OTT content and traditional IP video. We believe this cloud-based video platform will further differentiate our product offering on island and will dramatically enrich our customers’ video and entertainment experience.”
“For the third quarter, we reported $967 million in revenue, $70 million of operating loss and $380 million in OCF1. Our Q3 results reflect year-over-year reported revenue and OCF growth, for each, of over 4% and relatively flat performance in terms of rebased2 growth, while operating income declined 150%. Specifically, our revenue and OCF growth rates were dampened by the impact of Hurricane Dorian in the Bahamas during Q3 2019 and FCC funding that we received in Puerto Rico during Q3 2018, representing a combined impact of $16 million in revenue and $19 million in OCF.”
“In early October, we announced the $1.95 billion acquisition of AT&T’s wireless and wireline operations in Puerto Rico and the U.S. Virgin Islands. We believe these assets, when combined with our market-leading Puerto Rican operations, will create a strong and competitive integrated communications player capable of providing enhanced value to customers. This transaction demonstrates our continued disciplined acquisition strategy, and, as we complete and integrate this highly synergistic transaction, we expect these assets to further bolster LLA’s free cash flow. In addition, today we closed the sale of our business in the Seychelles, following which, we will be focused entirely on the Caribbean and Latin America region.”
“As we look to finish the year strongly, we remain on-track to deliver our 2019 financial guidance targets and are excited by the platform we are building to drive sustainable free cash flow growth.”

Business Highlights

•	C&W's improved operational execution fueling key performance indicators:

◦	Posted record RGU additions of 35,000 in Q3, more than doubling Q3 2018 additions

◦	Revamped propositions continue to power Jamaican mobile

◦	Acquired remaining 12.5% stake in UTS in September and divested Cable & Wireless Seychelles

•	VTR/Cabletica's expanded footprint supporting customer growth:

◦	Led by broadband, gained total RGU additions of 26,000 in Q3 and 77,000 YTD

◦	Added/upgraded over 60,000 homes in Q3

◦	Reported solid performance with rebased revenue growth of 2% and OCF growth of 4%

•	Liberty Puerto Rico set for next phase of growth:

◦	Added 6,000 RGUs in Q3, an improvement over Q2 2019 subscriber additions

◦	Delivered Q3 revenue of $104 million (2% rebased growth) with OCF margin of 49%

◦	Announced acquisition of AT&T operations in Puerto Rico and U.S. Virgin Islands
Announced Acquisition of AT&T Puerto Rico and U.S. Virgin Islands Assets

•	All-cash transaction valued at an enterprise value of $1.95 billion on a cash- and debt-free basis, and is expected to close in Q2 2020

•	Funding of the transaction expected to comprise the following:

◦	Recently completed $2.2 billion Puerto Rican debt financing (including refinancing $922.5 million of existing term loans at Liberty Puerto Rico)

◦	Approximately $750 million from Liberty Latin America's available liquidity

•	With this combination, we will:

◦	Create a combination of Puerto Rico's leading fixed and mobile networks

◦	Add a predominantly subscription-based mobile business

◦	Increase our retail distribution channels in Puerto Rico, facilitating cross- and up-selling

◦	Drive significant expected synergies, as we combine operations with Liberty Puerto Rico

◦	Increase our US dollar revenue weighting at LLA
Liberty Latin America 2019 Financial Guidance

•	Reconfirming our OCF guidance of >$1.525 billion

◦	Based on USDCLP of 670 and USDJMD of 130 (as provided on February 20, 2019)

•	Reconfirming P&E additions as a percentage of revenue at ~19%

•	Reconfirming our Adjusted FCF[3] guidance of ~$150 million, which we had revised upwards in Q2 2019

Financial Highlights

Liberty Latin America	Q3 2019	Q3 2018	YoY Growth/(Decline)*	YTD 2019	YTD 2018	YoY Growth/(Decline)*

(in millions, except % amounts)
Revenue	$967	$925	(0.6%)	$2,892	$2,757	2.0%
OCF	$380	$364	1.4%	$1,133	$1,058	5.8%
Property & equipment additions	$187	$170	10.1%	$492	$581	(15.4%)
As a percentage of revenue	19%	18%		17%	21%

Operating income (loss)	$(70)	$139	(150.2%)	$187	$361	(48.2%)

Adjusted FCF	$4	$34		$120	$(26)
Cash provided by operating activities	$159	$211		$590	$609
Cash used by investing activities	$(136)	$(167)		$(557)	$(592)
Cash provided (used) by financing activities	$30	$(6)		$350	$217

*	Revenue and OCF YoY growth rates are on a rebased basis.

Subscriber Growth4

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Organic RGU net additions (losses) by product
Video	19,200	12,600	51,800	29,700
Data	41,600	36,800	136,100	118,700
Voice	6,500	(7,800)	19,000	(12,400)
Total	67,300	41,600	206,900	136,000

Organic RGU net additions by segment
C&W	35,300	16,600	97,300	70,300
VTR/Cabletica	25,700	3,200	76,500	48,400
Liberty Puerto Rico	6,300	21,800	33,100	17,300
Total	67,300	41,600	206,900	136,000

Organic Mobile SIM additions (losses) by product
Postpaid	11,100	3,600	29,700	17,000
Prepaid	1,400	(40,900)	37,700	(141,200)
Total	12,500	(37,300)	67,400	(124,200)

Organic Mobile SIM additions (losses) by segment
C&W	(800)	(46,800)	34,300	(155,100)
VTR/Cabletica	13,300	9,500	33,100	30,900
Total	12,500	(37,300)	67,400	(124,200)

•	Fixed-line customer additions: Organic additions of 26,000 in Q3 2019, with gains across all three of our segments led by VTR/Cabletica with 15,000.

•
Product additions: Delivered organic fixed RGU additions of 67,000 in Q3 2019, 62% higher than the prior-year period, supported by continued improvements in operational execution at C&W and our new build/upgrade program. Organic mobile subscriber additions of 13,000 in the quarter.

•	C&W added 35,000 fixed RGUs during Q3; our best quarterly result since 2016.

◦
Broadband RGU additions of 15,000 were up 9,000 year-over-year; mainly driven by success in our largest markets of Panama and Jamaica, with additions of 8,000 and 3,000 RGUs, respectively. Performance continued to be driven by customer propositions centered around our leading broadband speeds and penetration of our expanding network.

◦
Video RGU additions of 11,000 were up 5,000 year-over-year. Panama and Barbados both saw year-over-year improvements with additions of 7,000 and 4,000 RGUs, respectively. In Barbados, we saw the benefits of new value propositions launched in Q2 2019.

◦	Fixed-line telephony RGU additions of 9,000 were up 5,000 year-over-year. Additions in Q3 were mainly driven by the success of bundled propositions in Panama and Trinidad.

◦
Mobile subscribers were broadly flat in Q3. Jamaica added 23,000 subscribers in the quarter as we continued to build on customer value propositions launched in April. We have now added 85,000 subscribers YTD in Jamaica, an improvement of nearly 120,000 compared to the first three quarters of 2018. These gains were offset by losses due to continued

competitive pressure in Panama and the Bahamas where we lost 18,000 and 4,000 subscribers, respectively.

•
VTR/Cabletica added 26,000 fixed RGUs during Q3, with additions across both markets. VTR added 15,000 RGUs driven by 14,000 broadband and 6,000 video RGU additions, partially offset by 5,000 fixed-line telephony RGU losses. We continue to see an opportunity to drive subscriber growth through expanding our superior network in Chile. Cabletica added 11,000 RGUs, primarily driven by broadband gains.

◦	VTR delivered another solid mobile performance, adding 13,000 subscribers in Q3. At September 30, 2019, our mobile subscriber base totaled 289,000, of which 97% were on postpaid plans.

•	Liberty Puerto Rico added 6,000 fixed RGUs in Q3 driven by broadband additions over our market-leading network.
Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2019	2018	%	Rebased %	2019	2018	%	Rebased %
	in millions, except % amounts

C&W	$595.9	$581.1	2.5	(2.2)	$1,772.3	$1,750.3	1.3	(1.5)
VTR/Cabletica	268.4	245.9	9.2	2.0	819.4	769.9	6.4	3.0
Liberty Puerto Rico	104.3	99.6	4.7	2.0	306.7	241.7	26.9	24.2
Intersegment eliminations	(1.8)	(1.4)	N.M.	N.M.	(6.0)	(4.7)	N.M.	N.M.
Total	$966.8	$925.2	4.5	(0.6)	$2,892.4	$2,757.2	4.9	2.0
N.M. – Not Meaningful.

•	Our reported revenue for the three and nine months ended September 30, 2019 increased by 4.5% and 5%, respectively.

◦
Reported revenue growth in Q3 was largely driven by (1) an increase of $33 million related to the acquisition of Cabletica and $32 million related to the acquisition of UTS and (2) an increase of $5 million at Liberty Puerto Rico. The increase at Liberty Puerto Rico is attributable to the strong recovery from the 2017 hurricanes, which more than offset the $11 million decline associated with FCC funding received in August 2018. These increases were partially offset by a negative foreign exchange (“FX”) impact of $18 million, primarily related to the depreciation of the Chilean peso in relation to the US dollar.

◦
Reported revenue growth YTD was primarily driven by (1) an increase of $98 million related to the acquisition of Cabletica and $64 million related to the acquisition of UTS and (2) an increase of $65 million at Liberty Puerto Rico, mainly driven by the recovery mentioned above. These increases were partially offset by a negative FX impact of $81 million, primarily related to the Chilean peso.

Q3 2019 Rebased Revenue Growth – Segment Highlights

•	C&W: Rebased revenue decline of 2% was affected by Hurricane Dorian, which negatively impacted Q3 revenue by $5 million.

◦
Fixed residential and B2B each grew by 1% on a rebased basis. Fixed residential subscription revenue growth, driven by increases in subscribers, was partly offset by non-subscription declines due to a reduction in interconnect traffic. B2B growth was led by managed services performance partly offset by structural declines in voice revenue.

◦
Mobile revenue was 10% lower on a rebased basis compared to the prior-year period, primarily attributable to lower service revenue in Panama and the Bahamas. Continued competitive pressure drove decreases in ARPU and the average number of subscribers in each market, with an additional impact from Hurricane Dorian in the Bahamas.

•
VTR/Cabletica: Rebased revenue growth of 2% was driven in part by subscriber growth in our fixed residential businesses, especially as a result of our high-speed broadband products, as well as continued growth in our mobile and B2B services.

•
Liberty Puerto Rico: Rebased revenue growth of 2% was largely a factor of the recovery from the 2017 hurricanes, partially offset by the negative impact of $11 million of FCC funding received in the prior-year quarter.

Operating Income (Loss)

•
Operating income (loss) was ($70 million) and $139 million for the three months ended September 30, 2019 and 2018, respectively, and $187 million and $361 million for the nine months ended September 30, 2019 and 2018, respectively.

◦
The changes in operating income (loss) during the three and nine months ended September 30, 2019, as compared with the corresponding periods in 2018, are primarily due to (i) a goodwill impairment charge in Q3 2019 of $182 million in our Panama operations resulting from the impacts of continued competition, particularly with respect to our prepaid mobile business, and (ii) an impairment charge in Q3 2019 of $14 million in the Bahamas, related to Hurricane Dorian, to write off the net carrying amount of property and equipment that was damaged beyond repair. These negative impacts were partially offset by improvements in OCF, as further discussed below.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments and our corporate category for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Nine months ended		Increase
	September 30,				September 30,
	2019	2018	%	Rebased %	2019	2018	%	Rebased %
	in millions, except % amounts

C&W	$236.2	$226.5	4.3	2.0	$694.1	$679.2	2.2	1.1
VTR/Cabletica	108.5	100.1	8.4	4.0	327.7	310.2	5.6	4.5
Liberty Puerto Rico	50.8	50.0	1.6	(0.3)	150.3	103.7	44.9	42.7
Corporate	(15.8)	(12.6)	25.4	25.4	(39.2)	(34.9)	12.3	12.3
Total	$379.7	$364.0	4.3	1.4	$1,132.9	$1,058.2	7.1	5.8

OCF Margin	39.3%	39.3%			39.2%	38.4%

•	Our reported OCF for the three and nine months ended September 30, 2019 increased by 4% and 7%, respectively.

◦
Reported OCF growth in Q3 2019 was primarily driven by (1) an increase of $13 million from the inclusion of Cabletica, (2) an increase of $10 million from the inclusion of UTS, and (3) organic growth in each of our reportable segments. These items were partially offset by (1) an $8 million negative impact from Hurricane Dorian and (2) a negative FX impact of $7 million, primarily related to the Chilean peso.

◦
Reported OCF growth YTD was primarily driven by (1) an increase of $47 million at Liberty Puerto Rico, primarily related to the aforementioned recovery from the 2017 hurricanes, (2) an increase of $37 million from the inclusion of Cabletica, and (3) an increase of $19 million from the inclusion of UTS. These items were partially offset by a negative FX impact of $31 million, primarily related to the Chilean peso.

Q3 2019 Rebased OCF Growth – Segment Highlights

•
C&W: Despite the decline in rebased revenue and an $8 million negative impact from Hurricane Dorian, C&W delivered OCF growth of 2%. This growth was driven by lower programming costs, specifically with respect to lower sports content costs, as well as declines in other cost categories. C&W's OCF margin improved by 60 basis points year-over-year to 39.6%.

•
VTR/Cabletica: Rebased OCF growth of 4% was due in part to the operating segment's 2% rebased revenue growth and reductions in interconnect and mobile access costs. Rebased OCF growth in the quarter was negatively impacted by increased programming costs due in part to US dollar programming contracts and increased costs related to outsourced labor and professional services. VTR/Cabletica posted an OCF margin of 40.4% in Q3 2019.

•
Liberty Puerto Rico: Rebased OCF was flat as compared to the prior-year period, as Q3 2018 OCF benefited from $11 million of FCC funding. Adjusting for this impact, OCF grew strongly year-over-year as we have now fully recovered from the 2017 hurricanes. Liberty Puerto Rico's OCF margin of 48.7% in Q3 2019 is the highest of our reporting segments.

•	Corporate: The increase in corporate costs was primarily due to higher personnel costs and professional services.
Net Earnings (Loss) Attributable to Shareholders

•
Net earnings (loss) attributable to shareholders was $35 million and ($26 million) for the three months ended September 30, 2019 and 2018, respectively, and ($122 million) and ($112 million) for the nine months ended September 30, 2019 and 2018, respectively.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows included in our Form 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	in millions, except % amounts

Customer Premises Equipment	$72.7	$60.9	$220.7	$207.5
New Build & Upgrade	30.2	37.5	79.4	177.1
Capacity	33.8	23.7	68.6	70.1
Baseline	35.6	23.4	82.2	68.9
Product & Enablers	14.6	24.3	41.2	57.8
Property and equipment additions	186.9	169.8	492.1	581.4
Assets acquired under capital-related vendor financing arrangements	(32.7)	(5.4)	(58.7)	(40.4)
Assets acquired under finance leases	—	(2.7)	(0.2)	(3.6)
Changes in current liabilities related to capital expenditures	(17.6)	6.2	(1.2)	55.6
Capital expenditures*	$136.6	$167.9	$432.0	$593.0

Property and equipment additions as % of revenue	19.3%	18.4%	17.0%	21.1%

Property and Equipment Additions of our Reportable Segments:
C&W	$119.2	$93.1	$264.9	$262.3
VTR/Cabletica	49.1	48.9	166.2	164.9
Liberty Puerto Rico	16.9	24.5	56.0	139.5
Corporate	1.7	3.3	5.0	14.7
Property and equipment additions	$186.9	$169.8	$492.1	$581.4

*
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or finance lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Segment Highlights

•
C&W: Property and equipment additions of $119 million represented 20% of revenue in Q3 2019, an increase compared to the 16% of revenue in the corresponding prior-year period, and 15% of revenue in YTD 2019 compared to 15% in YTD 2018. The higher year-over-year spend in Q3 was primarily driven by investments in customer premises equipment and mobile capacity. In Q3 2019, new build and upgrade initiatives delivered over 40,000 new or upgraded homes.

◦
In Q3 we spent $5 million on restoration related to damage caused by Hurricane Dorian in the Bahamas. We currently estimate up to $25 million of property and equipment additions, inclusive of the $5 million already spent, will be required to restore our damaged networks, which is expected to be incurred during the remainder of 2019 and 2020.

•
VTR/Cabletica: Property and equipment additions of $49 million represented 18% of revenue in Q3 2019, a decrease compared to the 20% of revenue in the prior-year period, and 20% of revenue in YTD 2019 compared to 21% in YTD 2018. The reduction was partly driven by the inclusion of Cabletica. In Q3 2019, new build and upgrade initiatives delivered over 60,000 new homes passed, the vast majority of which were added in Chile.

•
Liberty Puerto Rico: Property and equipment additions of $17 million represented 16% of revenue in Q3 2019, a significant reduction compared to the prior-year period, as we lapped the final quarter of rebuild investments related to the 2017 hurricanes. In Q3 2019, new build and upgrade initiatives delivered 3,000 new homes passed.

Leverage and Liquidity (at September 30, 2019)

•	Total principal amount of debt and finance leases: $7,219 million.

•	Leverage ratios: Consolidated gross and net leverage ratios of 4.6x and 4.0x, respectively, as calculated on a latest two quarters annualized ("L2QA") basis.

•	Average debt tenor[5]: 5.5 years, with approximately 96% not due until 2022 or beyond.

•	Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.4%.

•	Cash and borrowing availability: $1,004 million of cash and $1,037 million of aggregate unused borrowing capacity[6] under our revolving credit facilities.
Puerto Rico Financing
In October 2019, we entered into (i) a $1.0 billion Term Loan Facility with interest payable of LIBOR plus 5.0%, due 2026, (ii) $1.2 billion of Senior Secured Notes with a coupon of 6.75%, due 2027, and (iii) a $125 million revolving credit facility due 2025.

◦
The net proceeds from the Term Loan Facility were primarily used to redeem, in full, the $923 million outstanding principal amount of the First Lien Term Loan due 2022 and Second Lien Term Loan due 2023, with $53 million being deposited into escrow, which is expected to fund a portion of the purchase price associated with the AT&T Acquisition.

◦	The net proceeds from the Senior Secured Notes were deposited into escrow and are expected to fund a portion of the purchase price associated with the AT&T Acquisition.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities, financial performance and guidance, including operational and financial momentum; product innovation and bringing new products to our markets; the AT&T acquisition and the anticipated consequences and benefits of the transaction, the targeted close date for the transaction and our expectations regarding synergies and the impact of the transaction on our operations and financial performance; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the ability and cost to restore networks in the markets impacted by hurricanes; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    +1 786 274 7552    Claudia Restrepo    +1 786 218 0407

Footnotes

1.	For the definition of Operating Cash Flow (“OCF”) and required reconciliations, see OCF Definition and Reconciliation below.

2.
The indicated growth rates are rebased for the estimated impacts of acquisitions, FX and, for the C&W and Liberty Puerto Rico segments, the impact of a small common control transaction between these segments. See Rebase Information below.

3.	For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Adjusted Free Cash Flow Definition and Reconciliation below.

4.
See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted. Cabletica is only included in the 2019 periods. UTS is only included in the Q2 2019 and Q3 2019 periods.

5.	For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.

6.
At September 30, 2019, we had undrawn commitments of $1,037 million. At September 30, 2019, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the September 30, 2019 compliance reporting requirements. For information regarding limitations on our ability to access this liquidity, see the discussion under "Material Changes in Financial Condition" in our most recently filed Quarterly Report on Form 10-Q.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Quarterly Report on Form 10-Q.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2019, we have adjusted our historical revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2019 and 2018 in our rebased amounts for the three and nine months ended September 30, 2018 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2019, and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2019. We have included Cabletica and UTS in the determination of our rebased revenue and OCF for the three and nine months ended September 30, 2018. We have reflected the revenue and OCF of the acquired entities in our 2018 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and OCF on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the revenue and OCF amounts for the three and nine months ended September 30, 2018 to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate. In addition, for purposes of computing rebased growth rates for our C&W and Liberty Puerto Rico segments, we have adjusted the historical revenue and OCF of these segments for the three and nine months ended September 30, 2018 for the impact of the April 1, 2019 transfer of a small B2B operation in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment. The amounts in the table below exclude the revenue and OCF of the transferred operation since such amounts eliminate in consolidation. These amounts were $3 million and $1 million, respectively, for the three months ended September 30, 2018 and $5 million and $2 million, respectively, for the nine months ended September 30, 2018.

	Revenue		OCF
	Three months ended September 30, 2018	Nine months ended September 30, 2018	Three months ended September 30, 2018	Nine months ended September 30, 2018
	in millions

Acquisition	$65.3	$161.0	$17.2	$44.4
Foreign currency	(18.5)	(83.5)	(7.0)	(31.7)
Total	$46.8	$77.5	$10.2	$12.7

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, OCF is defined as operating income or loss before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income (loss) to total OCF is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	in millions

Operating income (loss)	$(69.7)	$138.8	$187.1	$361.3
Share-based compensation expense	15.1	11.6	45.2	26.8
Depreciation and amortization	226.0	204.8	665.3	614.7
Impairment, restructuring and other operating items, net	208.3	8.8	235.3	55.4
Total OCF	$379.7	$364.0	$1,132.9	$1,058.2

Summary of Debt, Finance Lease Obligations & Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt, finance lease obligations and cash and cash equivalents at September 30, 2019:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$402.5	$1.4	$403.9	$422.3
C&W	4,172.0	3.0	4,175.0	432.1
VTR	1,594.2	0.2	1,594.4	96.0
Liberty Puerto Rico	922.5	—	922.5	37.8
Cabletica	123.6	—	123.6	15.9
Total	$7,214.8	$4.6	$7,219.4	$1,004.1

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions,(ii) expenses financed by an intermediary and (iii) insurance recoveries related to damaged and destroyed property and equipment, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. Effective December 31, 2018, and in connection with our hurricane insurance settlements, we changed the way we define adjusted free cash flow to include proceeds from insurance recoveries related to damaged and destroyed property and equipment. We believe this change is appropriate as such cash proceeds effectively partially offset payments for capital expenditures to replace the property and equipment that was damaged or destroyed as a result of the Hurricanes. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	in millions

Net cash provided by operating activities	$159.0	$210.7	$590.4	$608.7
Cash payments for direct acquisition and disposition costs	0.7	1.8	1.3	3.1
Expenses financed by an intermediary[1]	36.3	24.2	93.1	119.1
Capital expenditures	(136.6)	(167.9)	(432.0)	(593.0)
Recovery on damaged or destroyed property and equipment	—	—	33.9	—
Distributions to noncontrolling interest owners	(0.1)	—	(2.6)	(19.8)
Principal payments on amounts financed by vendors and intermediaries	(50.5)	(32.9)	(156.4)	(137.9)
Principal payments on finance leases	(5.2)	(2.1)	(7.7)	(5.9)
Adjusted FCF	$3.6	$33.8	$120.0	$(25.7)

1.
For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended September 30,					FX-Neutral[1]
	2019		2018		% Change	% Change

Liberty Latin America[2,3]		$50.35		$52.11	(3.4%)	(1.0%)
C&W2,3		$47.18		$45.80	3.0%	3.0%
VTR/Cabletica[3]		$46.12		$50.74	(9.1%)	(4.8%)
VTR	CLP	33,051	CLP	33,670	(1.8%)	(1.8%)
Cabletica	CRC	24,211	—		N.M.	N.M.
Liberty Puerto Rico		$76.87		$73.77	4.2%	4.2%
N.M. – Not Meaningful.
Mobile ARPU4
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2019	2018	% Change	% Change

Liberty Latin America[2,3]	$14.25	$15.42	(7.6%)	(6.9%)
C&W2,3	$13.87	$15.00	(7.5%)	(7.4%)
VTR[5]	$18.78	$21.22	(11.5%)	(5.8%)

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior-year amounts.

2.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended September 30, 2018.

3.	The amounts for the three months ended September 30, 2018 do not include UTS or Cabletica.

4.	Mobile ARPU amounts are calculated excluding interconnect revenue.

5.	The mobile ARPU amounts in Chilean pesos for the three months ended September 30, 2019 and 2018 are CLP 13,266 and CLP 14,082, respectively.

Additional Information | Cable & Wireless Borrowing Group
Effective December 31, 2018, C&W changed its basis of accounting from International Financial Reporting Standards as issued by the International Accounting Standards Board to U.S. GAAP. Accordingly, the following financial information for the three and nine months ended September 30, 2018 set forth in the table below has been revised from the prior-year amounts to be in accordance with U.S. GAAP. The following table reflects preliminary unaudited selected financial results for three and nine months ended September 30, 2019 and 2018 in accordance with U.S. GAAP.

	Three months ended			Nine months ended
	September 30,		Rebased change[1]	September 30,		Rebased change[1]
	2019	2018		2019	2018
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$45.3	$43.0		$136.0	$128.9
Broadband internet	66.9	57.1		192.6	167.2
Fixed-line telephony	26.0	25.0		77.0	77.8
Total subscription revenue	138.2	125.1		405.6	373.9
Non-subscription revenue	16.7	18.0		46.6	50.3
Total residential fixed revenue	154.9	143.1	0.9%	452.2	424.2	2.1%
Residential mobile revenue:
Service revenue	141.2	148.0		418.3	454.2
Interconnect, equipment sales and other	19.4	20.8		60.6	64.5
Total residential mobile revenue	160.6	168.8	(10.1%)	478.9	518.7	(10.7%)
Total residential revenue	315.5	311.9	(5.0%)	931.1	942.9	(4.9%)
B2B revenue:
Service revenue	218.8	206.8		658.1	621.0
Subsea network revenue	61.6	62.4		183.1	186.4
Total B2B revenue	280.4	269.2	1.2%	841.2	807.4	2.6%
Total	$595.9	$581.1	(2.2%)	$1,772.3	$1,750.3	(1.5%)

OCF	$236.2	$226.5	2.0%	$694.1	$679.2	1.1%

Operating income (loss)	$(139.9)	$57.1		$(26.3)	$143.9
Share-based compensation expense	4.7	3.6		13.6	8.3
Depreciation and amortization	158.6	153.4		464.9	463.4
Related-party fees and allocations	9.0	8.3		24.7	21.9
Impairment, restructuring and other operating items, net	203.8	4.1		217.2	41.7
OCF	236.2	226.5		694.1	679.2
Noncontrolling interests' share of OCF[2]	35.4	40.6		114.3	130.5
Proportionate OCF	$200.8	$185.9		$579.8	$548.7

OCF as a percentage of revenue	39.6%	39.0%		39.2%	38.8%

Operating income (loss) as a percentage of revenue	(23.5)%	9.8%		(1.5)%	8.2%

1.
Indicated growth rates are rebased for the estimated impacts of the UTS acquisition, the transfer of certain B2B operations in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment and FX.

2.
The decrease in the noncontrolling interests' share of OCF during the 2019 periods, as compared to corresponding periods in 2018, includes the impact of increases in our ownership interests in (i) Cable & Wireless Jamaica Limited from 82.0% to 92.3% during the first half of 2018 and (ii) UTS from 87.5% (effective March 31, 2019) to 100% during the third quarter of 2019.

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, finance lease obligations and cash and cash equivalents:

		September 30,	June 30,
	Facility Amount	2019	2019
	in millions
Credit Facilities:
Term Loan Facility B-4 due 2026 (LIBOR + 3.25%)	$1,640.0	$1,640.0	$1,640.0
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$625.0	—	—
Total Senior Secured Credit Facilities		1,640.0	1,640.0
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$400.0	400.0	400.0
Senior Notes:
6.875% USD Senior Notes due 2022	$—	—	210.0
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,000.0
Total Notes		2,120.0	2,110.0
Other Regional Debt		352.9	303.6
Vendor financing		59.1	40.8
Finance lease obligations		3.0	8.8
Total debt and finance lease obligations		4,175.0	4,103.2
Discounts and deferred financing costs, net		(23.3)	(26.2)
Total carrying amount of debt and finance lease obligations		4,151.7	4,077.0
Less: cash and cash equivalents		432.1	389.3
Net carrying amount of debt and finance lease obligations		$3,719.6	$3,687.7

•
At September 30, 2019, our total and proportionate net debt were each $3.7 billion, our Fully-swapped Borrowing Cost was 6.1%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.8 years.

•	Our portion of OCF, after deducting the noncontrolling interests' share, (“Proportionate OCF”) was $201 million in Q3 2019 and $186 million for Q3 2018.

•
Based on Q3 results, our Proportionate Net Leverage Ratio was 4.29x, calculated in accordance with C&W's Credit Agreement. At September 30, 2019, we had maximum undrawn commitments of $735 million, including $110 million under our regional facilities. At September 30, 2019, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the September 30, 2019 compliance reporting requirements.

•
In July 2019, we issued an additional $220 million of 6.875% Senior Notes due 2027 (increasing the total outstanding notional to $1.22 billion) at a price of 103.625, reflecting a yield to worst of approximately 6.2%. The proceeds of the issuance were primarily used to repay the remaining $210 million of the 6.875% Senior Notes due 2022 in August 2019.

•
In August 2019, we entered into a JMD 7 billion ($51 million) term loan due August 2024 that bears interest at 6.75%, payable on a quarterly basis, and is included in our "Other Regional Debt" in the table above.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for three and nine months ended September 30, 2019 and 2018 in accordance with U.S. GAAP.

	Three months ended			Nine months ended
	September 30,			September 30,
	2019	2018	Change	2019	2018	Change
	CLP in billions, except % amounts

Revenue	166.2	163.2	1.8%	494.3	483.7	2.2%

OCF	67.8	66.4	2.1%	199.5	194.9	2.4%

Operating income	36.5	43.1		102.9	128.2
Share-based compensation expense	0.9	0.7		2.8	1.5
Related-party fees and allocations	2.0	2.5		5.6	6.2
Depreciation	27.2	18.7		79.8	54.4
Impairment, restructuring and other operating items, net	1.2	1.4		8.4	4.6
OCF	67.8	66.4		199.5	194.9

OCF as a percentage of revenue	40.8%	40.7%		40.4%	40.3%

Operating income as a percentage of revenue	22.0%	26.4%		20.8%	26.5%

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's third-party debt, finance lease obligations and cash and cash equivalents:

	September 30,		June 30,
	2019		2019
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023[1] (ICP[2]+ 3.80%)	CLP 140,900	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100	33.1	33.1
Revolving Credit Facility A due 2023 (TAB[3]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2024[4] (LIBOR + 2.75%)	$185.0	—	—
Total Senior Secured Credit Facilities		174.0	174.0
Senior Notes:
6.875% USD Senior Notes due 2024	$1,260.0	917.8	855.2

Vendor Financing		69.5	67.5
Finance lease obligations		0.1	0.2
Total third-party debt and finance lease obligations		1,161.4	1,096.9
Deferred financing costs		(14.3)	(14.3)
Total carrying amount of third-party debt and finance lease obligations		1,147.1	1,082.6
Less: cash and cash equivalents		69.9	82.1
Net carrying amount of third-party debt and finance lease obligations		1,077.2	1,000.5

Exchange rate (CLP to $)		728.4	678.7

1.
Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

2.	Índice de Cámara Promedio rate.

3.	Tasa Activa Bancaria rate.

4.	Includes a $1 million credit facility that matures on May 23, 2023.

•	At September 30, 2019, our Fully-swapped Borrowing Cost was 6.8% and the average tenor of debt (excluding vendor financing) was approximately 4.2 years.

•
Based on our results for Q3 2019, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.57x, calculated in accordance with the indenture governing the 6.875% USD Senior Notes due 2024.

•
At September 30, 2019, we had maximum undrawn commitments of $185 million (CLP 135 billion) and CLP 45 billion. At September 30, 2019, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the September 30, 2019 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group:
The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt and cash and cash equivalents:

	Facility amount	September 30, 2019	June 30, 2019
	in millions

First Lien Term Loan due 2022[1] (LIBOR + 3.50%)	$850.0	$850.0	$850.0
Second Lien Term Loan due 2023[1] (LIBOR + 6.75%)	$72.5	72.5	72.5
Revolving Credit Facility due 2020 (LIBOR + 3.50%)	$40.0	—	—
Third-party debt before discounts and deferred financing costs		922.5	922.5
Discounts and deferred financing costs		(6.9)	(7.5)
Total carrying amount of third-party debt		915.6	915.0
Less: cash and cash equivalents		37.8	22.3
Net carrying amount of third-party debt		$877.8	$892.7

1.	The First Lien Term Loan and the Second Lien Term Loan credit agreements each have a LIBOR floor of 1.0%.

•	As further discussed above, the First Lien Term Loan and the Second Lien Term Loan were refinanced subsequent to September 30, 2019.

Cabletica Borrowing Group:
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's third-party debt and cash and cash equivalents:

	September 30,		June 30,
	2019		2019
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2023[1] (LIBOR + 5.00%)	$49.2	28.5	31.1
Term Loan B-2 Facility due 2023[1] (TBP[2] + 6.00%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2023 (LIBOR + 4.25%)	$15.0	—	—
Third-party debt before discounts and deferred financing costs		71.7	74.3
Deferred financing costs		(1.8)	(2.1)
Total carrying amount of third-party debt		69.9	72.2
Less: cash and cash equivalents		9.2	10.2
Net carrying amount of third-party debt		60.7	62.0

Exchange rate (CRC to $)		580.0	582.2

1.
Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on April 5, 2023, with the remaining respective principal amounts due on October 5, 2023, which represents the ultimate maturity date of the facilities.

2.	Tasa Básica Pasiva rate.

Subscriber Tables

	Consolidated Operating Data — September 30, 2019
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers[2]

C&W:
Panama	591,800	591,800	186,400	101,600	130,900	140,800	373,300	1,545,900
Jamaica	553,900	543,900	253,400	120,200	205,100	201,800	527,100	1,020,800
The Bahamas	128,900	128,900	45,800	6,500	25,600	43,200	75,300	209,300
Trinidad and Tobago	329,200	329,200	156,800	108,500	134,900	76,900	320,300	—
Barbados	125,200	125,200	82,300	27,600	65,600	72,700	165,900	120,800
Other[1]	355,000	335,200	254,800	89,400	171,200	130,300	390,900	495,900
C&W Total	2,084,000	2,054,200	979,500	453,800	733,300	665,700	1,852,800	3,392,700
VTR/Cabletica:
VTR	3,664,000	3,213,600	1,502,800	1,098,300	1,304,300	552,600	2,955,200	289,400
Cabletica	599,400	593,500	250,700	204,600	187,200	22,300	414,100	—
Total VTR/Cabletica	4,263,400	3,807,100	1,753,500	1,302,900	1,491,500	574,900	3,369,300	289,400
Liberty Puerto Rico	1,102,400	1,102,400	397,500	219,000	346,700	206,000	771,700	—
Total	7,449,800	6,963,700	3,130,500	1,975,700	2,571,500	1,446,600	5,993,800	3,682,100

	Organic Subscriber Variance Table — September 30, 2019 vs June 30, 2019
Organic Change Summary:	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers[3]

C&W:
Panama	17,800	17,800	3,600	7,000	7,700	7,300	22,000	(18,300)
Jamaica	7,900	7,900	1,700	1,500	3,300	300	5,100	23,100
The Bahamas[1]	—	—	(1,300)	400	(100)	(1,200)	(900)	(4,200)
Trinidad and Tobago	1,400	1,400	600	(100)	1,900	3,300	5,100	—
Barbados	—	—	(100)	3,500	800	200	4,500	1,100
Other[2]	100	100	600	(1,100)	1,300	(700)	(500)	(2,500)
C&W Total	27,200	27,200	5,100	11,200	14,900	9,200	35,300	(800)
VTR/Cabletica:
VTR	54,000	55,400	9,900	6,000	13,800	(5,100)	14,700	13,300
Cabletica	7,000	7,000	5,500	3,000	6,600	1,400	11,000	—
Total VTR/Cabletica	61,000	62,400	15,400	9,000	20,400	(3,700)	25,700	13,300
Liberty Puerto Rico	3,500	3,500	5,500	(1,000)	6,300	1,000	6,300	—
Total Organic Change	91,700	93,100	26,000	19,200	41,600	6,500	67,300	12,500

Q3 2019 Adjustments:
Jamaica HP Adjustment	22,200	22,200	—	—	—	—	—	—
Net Adjustments	22,200	22,200	—	—	—	—	—	—
Net Adds	113,900	115,300	26,000	19,200	41,600	6,500	67,300	12,500

1.
In September 2019, Hurricane Dorian impacted certain areas of our Bahamas market, resulting in significant damage to homes, businesses and infrastructure. For those areas of the Bahamas impacted by Hurricane Dorian, the homes passed and subscriber counts reflect the pre-hurricane homes passed and subscriber counts as of August 31, 2019, as we are still in the process of assessing the impact of the hurricane on our networks and subscriber counts. The impacted areas in the Bahamas include approximately 30,200 homes passed, 7,700 telephony RGUs, 3,800 internet RGUs, 900 video RGUs, 4,400 postpaid mobile subscribers and 36,500 prepaid mobile subscribers. For those areas of the Bahamas not impacted by Hurricane Dorian, the homes passed and subscriber counts reflect counts as of September 30, 2019.

2.
C&W's "Other" category includes subscriber data related to UTS. Subscriber information for UTS is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

3.	Mobile subscribers are comprised of the following: see next page

	Mobile Subscribers
	Consolidated Operating Data - September 30, 2019			Q3 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,406,000	139,900	1,545,900	(16,700)	(1,600)	(18,300)
Jamaica	999,600	21,200	1,020,800	21,600	1,500	23,100
The Bahamas[1]	184,200	25,100	209,300	(3,800)	(400)	(4,200)
Barbados	93,200	27,600	120,800	1,000	100	1,100
Other[2]	437,500	58,400	495,900	(1,700)	(800)	(2,500)
C&W Total	3,120,500	272,200	3,392,700	400	(1,200)	(800)
VTR	8,700	280,700	289,400	1,000	12,300	13,300
Total / Net Adds	3,129,200	552,900	3,682,100	1,400	11,100	12,500

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs. When excluding the discount on the convertible notes associated with the conversion option, the weighted average interest rate was 6.1%.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized OCF of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.

Property and Equipment Addition Categories

•	Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;

•	New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;

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Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;

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Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and

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Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.

Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony subscribers exclude mobile telephony subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber.

Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.